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SCHEDULE 14A INFORMATION

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Dell Technologies Inc.

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This Schedule 14A filing consists of the following communication relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 22, 2019, by and among Pivotal Software, Inc. (“Pivotal”), VMware, Inc. (“VMware”) and Raven Transaction Sub, Inc. (“Merger Sub”), whereby Merger Sub will merge with and into Pivotal, with Pivotal surviving as a wholly-owned subsidiary of VMware (the “Merger”).

(i) Excerpt from the transcript of Dell Technologies Inc.’s earnings call held on August 29, 2019.

The communication was first used or made available on August 29, 2019.

DELL INCORPORATED

Moderator: Robert Williams

Thursday, August 29, 2019

4:00 p.m. Central

Robert Williams	Thanks, Erica, and thanks for joining us. With me today are our vice-chairman, Jeff Clarke, our CFO, Tom Sweet and our Treasurer, Tyler Johnson.

During this call, we will reference non-GAAP financial measures, including non-GAAP revenue, gross margin, operating expenses, operating income, net income, EPS, EBITDA, adjusted EBITDA and adjusted free cash flow. A reconciliation of these measures to their most directly comparable GAAP measures can be found in our web deck and press release.

Please also note that all growth percentages refer to year-over-year change unless otherwise specified.

I want to mention that we will not be taking questions related to the Pivotal or Carbon Black transactions that VMware announced on August the 22nd.

Finally, I’d like to remind you that all statements made during this call that relate to future results and events are forward-looking statements based on current expectations. Actual results and events could differ materially from those projected due to a number of risks and uncertainties, which are discussed in our web deck. We assume no obligation to update our forward-looking statements.

Now, I’ll turn it over to Jeff.

Jeff Clarke	Thanks Rob, and thanks to all of you for joining us.

Since we launched Dell Technologies, we have been consistent about our long-term view on global technology investment and what we have to do to realize this unprecedented opportunity.

We have to innovate and integrate across the full Dell Technologies portfolio. Doing this creates the next generation of technology infrastructure that enables digital organizations operating in the data economy.

We have to continue innovating within our business units to win the consolidation and generate cash.

And of course, we have to do this with an eye towards the inevitable fluctuations in near-term demand.

Today, I would like to touch on each of these areas and share some of the progress we have made executing against our strategic priorities.

To begin, let me emphasize the long-term drivers for our business remain intact. We are in the early stages of a technology-led investment cycle that is accelerating digital transformation. That investment cycle is fueled by the exponential increase in data and data-centric workloads that drive better business outcomes, alongside an increasingly diverse and mobile workforce.

But to realize these outcomes, customers are grappling with increasing complexity across their operating environments and infrastructure including: data proliferation, multi-cloud management, security, new software architectures, applications, artificial intelligence and machine learning, all the while defining their approach to cloud and increasingly the edge and IoT.

Take hybrid cloud as an example. Companies deploying hybrid cloud strategies want seamless compatibility, consistent infrastructure and operations across private clouds, public clouds and the edge.

We are optimistic about IT spending because customers need a partner to help them address these challenges, one who is innovating and delivering a comprehensive end-to-end IT strategy.

In fact, the latest IDC forecast for IT spending through 2023, excluding telco, backs up our optimistic view. IDC projects growth will be more than 2x real GDP or about 4.3 percent per year on average.

So, as I said, we believe the long-term drivers of our business are intact.

This brings me to my second point. Dell Technologies is uniquely positioned to capitalize on this enormous opportunity.

We have been hard at work innovating and integrating across the portfolio to deliver the future of technology infrastructure with solutions that dramatically simplify IT management. Last quarter, we made major progress with the announcement of Dell Technologies Cloud and Unified Workspace.

Interest remains high in our Dell Technologies Cloud platform, the easiest and fastest way to a consistent hybrid cloud experience. It brings together Dell EMC’s VxRail hyperconverged infrastructure with VMware’s Cloud Foundation software stack, offering customers a single, consistent platform for both traditional and cloud-native workloads, with full automation and integration for hybrid and multi-cloud environments, with consistent SLAs, tools, services and management from VMware and Dell EMC.

The customer pays subscription fees for as long as they use it, the same way they pay for public cloud infrastructure. CapEx becomes OpEx.

Earlier this week at VMworld, we announced several other enhancements to our Dell Technologies cloud offerings including: new Validated Designs for storage arrays and servers, initial availability of the industry’s first fully managed on-premise Data Center-as-a-Service offering, and general availability of a new pay-for-what-you-use flexible consumption models. In addition, we announced Dell Technologies Cloud Platforms now support VMware Pivotal Container Service.

And with VMware’s recent announcement of its intent to acquire Pivotal, our solutions and speed to market get even stronger. Pivotal further extends VMware’s Kubernetes capabilities for building, running, managing modern applications on any cloud.

Another powerful example on how we are innovating across Dell Technologies is Unified Workspace. This solution integrates capabilities across Dell devices and services, VMware and Secureworks, and now includes Dell ProManage, managed services that integrate Dell’s highly skilled experts as part of the customers’ IT teams.

Think about the IT investment cycle I mentioned earlier and the needs of the growing, diverse and mobile workforce. Unified Workspace is an intelligent solution that tells you the specific devices and applications your workforce needs on their specific usage. Then it delivers those personalized devices directly to the end user, preconfigured and preloaded with all the applications and security features they need. IT never has to touch the device.

With VMware’s acquisition of Carbon Black, Unified Workspace will only improve with a comprehensive, intrinsic security portfolio for the multi-cloud world and for modern applications and devices.

As you can see, we are delivering on our promise to innovate across Dell Technologies to create the future of technology infrastructure from the cloud to the edge while dramatically simplifying the customer experience.

And this brings me to our next strategic priority, which is all about what we are creating in our business units to drive and win in the consolidation, generate cash flow and fuel innovation. We have the strongest solutions set in our history with businesses that are consistently outperforming their competitors.

In the data center, we are seeing significant traction from our new Unity XT midrange storage solution, and the strong acceptance of XT in the market gives us confidence as we ramp the solution and prepare to bring our next-generation midrange storage offering to the market.

We are also seeing strong receptivity of our PowerProtect X400 and PowerProtect Software. The X400 delivers next-generation data management and protection in a software-defined, scale-out appliance.

It is highly complemented by our PowerProtect software offering that delivers data protection, deduplication, operation agility, self-service and IT governance.

In Q2, VxRail orders grew 77 percent as organizations continued to benefit from its simple integration with VMware Cloud Foundation to enable hybrid cloud environments. It’s just another example of how we are collaborating with VMware to bring another first and best solution to the marketplace.

In Client Solutions, we introduced new XPS products with leading design and user experience, including more powerful processing and applications matched with thinner and lighter designs like our new XPS 13 2-in-1.

And, our Dell Latitude 7400 2-in-1 continues to receive incredible praise from the media and customers alike, with PC World deeming it “a nearly perfect combination of power and battery life.” It is the first commercial laptop with built-in sensing technology.

Our teams are turning out the industry’s best products and solutions, executing on our priority to win the consolidation and generate cash flow.

Which brings me to my final point. As we invest and innovate to capture the enormous opportunity in front of us, we must remain disciplined and mindful of the near-term environment in which we operate in.

So, before I turn it over to Tom, let me shift gears to the current demand environment and our view on component costs.

Our core Dell orders were up 4 percent, excluding China, and we are seeing a clear split between Enterprise Infrastructure and PC spending globally.

In Enterprise Infrastructure, the market is softer than we and the industry anticipated. We expect it to remain soft through the balance of the year, particularly in China.

We feel really good about our ISG execution in Q2, given the market context.

In the first half, we acquired approximately 21,000 ISG customers, up 11 percent from the prior year. And more of our ISG customers are purchasing multiple lines of businesses.

Our storage business remains healthy in Q2 with orders up 1 percent and first half orders up 4 percent. Our sales team remains optimistic about our portfolio and positioning as we head into the second half of the year.

Turning to servers, the industry saw unprecedented growth last year and many customers are still digesting their capex investments.

We are balancing revenue and profitability as we navigate through the current server dynamics. Our Q2 server revenue declined, but we realized higher margin dollars as we were consciously more selective on large, low margin deals in all geographies.

Outside of China, our server orders were up 1 percent and we expect to gain share this quarter in North America and EMEA when IDC publishes results next week.

Our server ASPs remain strong, up high single digits, as customers are increasingly buying higher-end systems to support their high value workloads.

In Q2, CSG delivered record performance driven by strong execution, the Win10 refresh and a declining component cost environment. Longer term, we expect to continue to drive share gains through innovation and execution as the industry continues to consolidate among the top vendors. We will continue to focus on commercial, high-end consumer and gaming as well as increasing our attach of services, financing, and software and peripherals.

In the supply chain, we expect the component cost environment to remain deflationary in aggregate through at least the end of the year. Though it is important to note we expect the decline to significantly slow down in the second half measured against the first half.

This quarter, we clearly benefited from the strength of our broad IT solutions portfolio, which helped us deliver strong results amid short-term market volatility. While we saw soft spending in pockets of the marketplace, our overall performance in Q2 reflected our competitive advantage.

In the second half, you should expect us to continue to balance growth and profitability, but with a slightly higher bias toward maintaining growth at the portfolio level.

We have built a business to be successful in any environment. We are differentiated by our broad portfolio in the industry, with leading solutions, our direct model, including services and financing, and our world-class supply chain with its size and scale. Whether the market expands or declines, we expect to outperform the industry.

So to recap, we believe strongly that our long term growth drivers are intact.

We are innovating across the portfolio to create the infrastructure for the digital future.

We are investing and innovating to win the consolidation.

And we are mindful of the near-term environment, and we are confident we can outperform.

Ultimately, it’s all about the customer and no one is better positioned than Dell Technologies to be our customers’ best, most trusted partner on their digital transformation journey.

With that I’ll turn it over to Tom to talk about our Q2 results.

Tom Sweet	Thanks Jeff.

Our model is focused on long-term profitable growth, with the ability to adjust as needed based on market conditions. We are focused on growing faster than competitors in the industry; growing operating income and EPS faster than revenue; and generating strong cash flow over time.

We executed well against these priorities again in Q2, as we balanced revenue and profitability with market conditions. While we saw a softer Enterprise IT market this quarter, we continued to benefit from having the industry’s broadest portfolio of solutions.

Revenue was $23.5 billion, up 1 percent, with core orders revenue up 4 percent, excluding China. And our deferred revenue balance increased to $25.3 billion, up 17 percent. FX remained a headwind this quarter, impacting year over year growth rates by approximately 150 basis points.

Gross margin was up 13 percent to $8 billion and was 34 percent of revenue, up 340 basis points, driven by lower component costs and pricing discipline.

Operating expenses were $5.2 billion, up 6 percent, due in part to investments we have made in sales coverage to expand our buyer base.

In the quarter, new Enterprise and Commercial customer acquisitions were up over 10 percent from the prior year. And over the last six quarters, approximately 80 percent of our top 30,000 customers have purchased four or more lines of business from us.

We are pleased with our operating income, which was up 30 percent to $2.7 billion, or 11.7 percent of revenue.

Our EPS was $2.15, benefiting from strong operating profitability and a lower tax rate in the quarter, due to revenue mix.

Adjusted EBITDA was $3.2 billion, or 13.5 percent of revenue, and $11.2 billion on a trailing 12 month basis.

We had a record cash flow quarter, generating $3.4 billion of adjusted free cash flow, driven by strong profitability and working capital discipline. Some of our working capital benefit came from reduced inventory as we are working through the supply chain dynamics that impacted cash flow last year.

We also saw deferred revenue increase 17 percent to $25.3 billion, with recurring revenue now making up 20 to 25 percent of our revenue each quarter. Our services and software businesses continue to grow as we expand the portfolios, adding revenue and cash flow stability and predictability.

We repaid approximately $2 billion of gross debt in the quarter, and $2.4 billion year to date, and we are well-positioned to repay approximately $5 billion of gross debt in total in fiscal year 20. We have now paid down $17 billion of gross debt since the EMC merger.

Shifting to our business unit results, ISG revenue was $8.6 billion, down 7 percent.

Storage revenue was flat at $4.2 billion. As Jeff mentioned, orders were up 1 percent, driven by strength in Isilon and our industry-leading HCI solutions. We are seeing strong receptivity for our new Unity XT solution in the midrange. And we continue to press on growth levers within the broadest and most diverse portfolio in the industry.

Servers and networking revenue was $4.4 billion, down 12 percent. The global server market remains softer than anticipated coming into the year and has affected our server growth. The impact to our business was most pronounced in China again this quarter where we were more selective on larger deals and focused on building sustainable, long-term customer relationships.

ISG operating income was $1.1 billion or 12.2 percent of revenue. Operating income percentage was up 120 basis points, largely due to our business and geography mix, as well as pricing discipline.

Our VMware business unit had another good quarter, with revenue of $2.5 billion, up 12 percent. Operating income was $762 million, or 30.9 percent of revenue.

Based on VMware’s standalone results reported last week, VMware’s growth in total revenue, plus the sequential change in total unearned revenue, was 17 percent. Core Software-Defined Data Center license bookings grew in the high single digits. NSX license bookings were up over 30 percent and vSAN license bookings grew over 45 percent.

CSG delivered record revenue and units with strong profitability in Q2. Revenue was $11.7 billion, up 6 percent. Within CSG, Commercial revenue was $9.1 billion, up 12 percent, driven by double-digit growth in Commercial notebooks, desktops and workstations. Consumer revenue was $2.7 billion, down 12 percent, as we continue to prioritize Commercial mix and the higher end of Consumer PCs.

We saw strong profitability in CSG this quarter due to component cost declines, commercial/consumer mix and pricing discipline. CSG Operating Income was $982 million or 8.4 percent of revenue. Going forward, you’ll continue to see us balance revenue and profitability against market dynamics.

Dell Financial Services originations were $2.0 billion, up 3 percent.

We did record a non-cash charge of $619 million, or $524 million net of tax benefits, after a strategic review of our Virtustream business. We remain committed to serving our customers as we reposition the business.

Turning to our balance sheet and capital structure, we grew cash and investments in the quarter to approximately $10 billion, even after the Q2 debt paydown of $2 billion.

Our core debt balance ended the quarter at $36.4 billion, down over $12 billion since the EMC acquisition. And net core debt ended Q2 at $30.5 billion. Please see slide 14 in our web deck for more detail.

We are focused on maximizing free cash flow and our capital allocation strategy remains unchanged. We are committed to reducing leverage and achieving investment-grade ratings. Given our recent debt paydown and refinancing activity, we have only $2.3 billion due in the next 18 months, excluding VMware. And we will continue to look for additional opportunities to smooth our debt maturity profile and optimize our capital structure.

We will maintain pricing discipline as we move into the back half of the year, while adjusting as appropriate, given market and competitive dynamics.

We are still monitoring the macroeconomic and IT spending environments, as well as ongoing trade discussions between the US and China.

Moving to guidance. Based on Q2 results and our current expectations for the balance of the year and excluding the impact of VMware’s Pivotal and Carbon Black acquisitions, we now expect fiscal year 20 GAAP revenue of $92.7 to $94.2 billion, operating income of $2.9 to $3.3 billion, and EPS of $5.45 to $5.90. We are narrowing our non-GAAP revenue range for the current fiscal year to $93 to $94.5 billion. Due to our strong profitability in the first half of the year, we are increasing our non-GAAP operating income guidance range to $9.8 to $10.2 billion, and increasing our non-GAAP EPS guidance range to $6.95 to $7.40. We expect our non-GAAP tax rate to be 16 percent plus or minus 100 basis points.

In closing, we are well-positioned, we are innovating to drive growth and future value, and we are driving the core for share gain and cash flow.

We have one of the industry’s strongest and most comprehensive portfolios, its largest direct sales force, and a world-class supply chain with size and scale. And we are focused on enabling our customers’ digital future.

Forward-Looking Statements Related to the Pivotal Acquisition

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the proposed transaction and the merger (the “Merger”) of Raven Transaction Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of VMware, Inc. (“VMware”), with and into Pivotal Software, Inc. (“Pivotal”) on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 22, 2019 (the “Merger Agreement”), by and among Pivotal, VMware, and a wholly-owned subsidiary of VMware, the benefits of the proposed transaction and the anticipated timing of the proposed transaction. Forward-looking statements can be generally identified by the use of words such as “anticipate,” “believe,” “plan,” “project,” “estimate,” “forecast,” “expect,” “should,” “intend,” “may,” “could,” “will,” “would,” “outlook,” “future,” “trend,” “goal,” “target,” and similar expressions or expressions of the negative of these terms. These statements reflect only the current expectations of Dell Technologies Inc.’s (“Dell Technologies”) (which we refer to as “we,” “us,” “our” or the “Company”) and are not guarantees of future performance or results. Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks regarding the failure of VMware to obtain the necessary financing to complete the Merger; risks related to disruption of management’s attention from Dell Technologies’, VMware’s and/or Pivotal’s ongoing business operations due to the transaction; the effect of the announcement of the Merger on Dell Technologies’, VMware’s and/or Pivotal’s relationships with their members, operating results and business generally; the risk that certain approvals or consents will not be received in a timely manner or that the Merger will not be consummated in a timely manner; the risk of exceeding the expected costs of the Merger; adverse changes in U.S. and non-U.S. governmental laws and regulations; adverse developments in Dell Technologies’, VMware’s and/or Pivotal’s relationships with its employees; capital market conditions, including availability of funding sources for VMware, changes in VMware’s credit ratings; risks related to VMware’s increased indebtedness, including VMware’s ability to meet certain financial covenants in its debt instruments; the risk of litigation, including stockholder litigation in connection with the proposed transaction, and the impact of any adverse legal judgments, fines, penalties, injunctions or settlements; and volatility in the market price of our stock.

Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For additional discussion of potential risks and uncertainties that could impact our results of operations or financial position, refer to Part I, Item 1A. Risk Factors in our Form 10-K for the fiscal year ended February 1, 2019, as amended (our “2018 Form 10-K”). There have been no material changes to the risk factors disclosed in Part I, Item 1A. Risk Factors in our 2018 Form 10-K and Part II, Item 1A. Risk Factors in our Form 10-Q for the quarterly period ended May 3, 2019.

Additional Information Related to the Pivotal Acquisition and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger involving the merger (the “Merger”) of Raven Transaction Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of VMware, Inc. (“VMware”), with and into Pivotal Software, Inc. (“Pivotal”) on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 22, 2019 (the “Merger Agreement”), by and among Pivotal, VMware, and Merger Sub. This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed Merger of Pivotal will be submitted to Pivotal’s stockholders for their consideration. In connection with the proposed transaction, Pivotal intends to file a proxy statement, Rule 13e-3 Transaction Statement and other relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Pivotal, VMware and/or Dell Technologies Inc. (“Dell Technologies”) in connection with the proposed transaction. The definitive proxy statement will be mailed to Pivotal’s stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF PIVOTAL ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND RULE 13E-3 TRANSACTION STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, Rule 13e-3 Transaction Statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by Pivotal with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov.

In addition, Pivotal’s stockholders may obtain free copies of the documents filed with the SEC through the investors portion of Pivotal’s website at pivotal.io/investors under the link “Financials” or by contacting Pivotal’s Investor Relations Department by e-mail at ir@pivotal.io.

Pivotal, VMware, and/or Dell Technologies and certain of their respective executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Pivotal’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Pivotal’s preliminary and definitive proxy statements and Rule 13e-3 Transaction Statement when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of Pivotal’s common stock is also set forth in Pivotal’s proxy statement for its 2019 annual meeting of stockholders filed on May 3, 2019 with the SEC, which may be obtained free of charge from the sources indicated above.

Forward-Looking Statements Related to the Carbon Black Acquisition

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including among other things, statements regarding the proposed acquisition of Carbon Black, Inc. by VMware, such as: the amount and type of consideration expected to be paid for each acquisition; the net cash and equity payouts and dilutive impact on VMware; the sources of funding for the acquisitions, including VMware’s ability to access short-term borrowing; the expected timing for the acquisitions; the growth opportunities and expansion of VMware’s offerings associated with each acquisition and potential benefits to VMware and its customers. Forward-looking statements can be generally identified by the use of words such as “anticipate,” “believe,” “plan,” “project,” “estimate,” “forecast,” “expect,” “should,” “intend,” “may,” “could,” “will,” “would,” “outlook,” “future,” “trend,” “goal,” “target,” and similar expressions or expressions of the negative of these terms. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; (2) uncertainties as to how many of Carbon Black’s stockholders will tender their shares in the tender offer; (3) the possibility that the acquisition does not close; (4) the possibility that competing offers may be made; (5) risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); (6) risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; (7) the risk that the business will not be integrated successfully; (8) disruption from the transaction making it more difficult to maintain business and operational relationships; (9) negative effects of this announcement or the consummation of the proposed acquisition on the market price of VMware’s common stock, credit ratings and operating results; (10) the risk of litigation and regulatory actions related to the proposed acquisition; (11) other business effects, including the effects of industry, market, economic, political or regulatory conditions; and (12) other unexpected costs or delays in connection with the acquisition. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Additional Information about the Carbon Black Acquisition and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Carbon Black securities, nor is it a substitute for the tender offer materials that VMware and its acquisition subsidiary will file with the SEC. The solicitation and offer to buy Carbon Black stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, VMware and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Carbon Black will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. CARBON BLACK STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CARBON BLACK SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Carbon Black stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting VMware or Carbon Black. Copies of the documents filed with the SEC by Carbon Black will be available free of charge on Carbon Black internet website at investors.carbonblack.com/financial-information/sec-filings or by contacting Carbon Black’s Investor Relations Department at (617) 393-7400. Copies of the documents filed with the SEC by VMware will be available free of charge on VMware’s internet website at ir.vmware.com contacting VMware’s Investor Relations Department via email at IR@vmware.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, VMware and Carbon Black each file annual, quarterly and current reports and other information with the SEC. VMware’s and Carbon Black’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov.